Exhibit 5.2

October 12, 2023

Sintx Technologies, Inc.

1885 West 2100 South

Salt Lake City, Utah 84119

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time of up to $75,000,000 aggregate offering price of any combination of securities of the types specified therein. Reference is made to our opinion letter dated October 12, 2023 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplement opinion letter in connection with the equity distribution agreement prospectus (the “Prospectus”) contained in the Registration Statement. The Prospectus relates to the offer and sale by the Company of up to $1,700,000 of shares of common stock, par value $0.01 per share (the “Shares”), pursuant to an Equity Distribution Agreement (the “Distribution Agreement”), dated February 25, 2021 by and between the Company and Maxim Group LLC.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Distribution Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Life Science Law, PC